BRAND MANAGERS AGREEMENT

      THIS AGREEMENT is entered into this ____ day of September, 1997, by and between DISPATCH MANAGEMENT SERVICES CORP., a Delaware corporation ("DMS Corp.") and Jeff Appeltans, an individual residing at 554 North Lawrence Street, Philadelphia, Pennsylvania, 19123 and Eric D. Nordberg, an individual residing at 6835 Algald Street, Philadelphia, Pennsylvania, 19135 (collectively, the "Brand Managers").

                                   WITNESSETH:

      WHEREAS, DMS Corp. owns companies providing time-critical and related services;

      WHEREAS, DMS Corp. wishes to retain the services of the Brand Managers to manage the business owned by DMS Corp. known as TimeCycle Courier Inc. (the "Brand") as an independent entity;

      WHEREAS, the Brand Managers wish to be retained by DMS Corp. to manage the Brand as an independent entity; and

      WHEREAS, the parties hereto wish to set forth the terms and conditions pursuant to which the Brand Managers will manage the Brand.

      NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed as follows:

      1. Services. DMS Corp. hereby retains the Brand Managers, as an independent entity, to manage the Brand, and the Brand Managers hereby accept such engagement, all upon the terms and conditions herein provided. During the term of this Agreement, the Brand Managers covenant to manage the Brand in a reasonable and judicious manner, using their best efforts to maximize Brand Contribution (defined as total revenue less total expenses, before taxes, in accordance with U.S. GAAP except as otherwise set forth in Exhibit 1 attached hereto) and revenue of the Brand. For purposes of clarification, except where otherwise provided in this

Agreement, DMS Corp. will not have the right to direct or control the Brand Managers as to the details of when, where and how their responsibilities under this Agreement are to be performed.

      2.    Conduct of Business Through DMS Corp.

            Notwithstanding anything in this Agreement to the contrary, the Brand Managers covenant and agree that all of the Brand's business (including but not limited to dispatching services, other back-office functions, and road management services) shall be conducted, processed and serviced through DMS Corp., its affiliates, or an entity designated by DMS Corp., and the failure to do so shall be grounds for DMS Corp. to terminate this Agreement immediately.

      The Brand Managers also covenant and agree that the Brand will be managed pursuant to the "DMS Model" (as defined below), subject to a transition period as mutually determined by the Brand Managers and DMS Corp. For purposes of this Agreement, the "DMS Model" shall mean the use of DMS Corp.'s licensed software, consolidation of back-office operations through a DMS Center; standardized delivery zones, costing, services and data entry; profit-incentivized workers; and other methods of doing business in effect from time to time which are intended to be consistent with the industry's then-current best practices as determined by DMS Corp.

      3.    Revenue Maintenance; Brand Contribution Percentage Maintenance.

            (a) Revenue Maintenance. The Brand Managers shall be responsible for maintaining and growing the revenue base of the Brand. The Brand Managers must maintain a revenue base of at least $694,184 for the Brand during any twelve month calendar period (January 1-December 31). For purposes of this paragraph 3(a), the revenue base of the Brand from the date of execution of this Agreement through December 31, 1997 shall be annualized.

      As set forth in paragraph 6 hereinbelow, the Brand Managers' failure to maintain a minimum revenue base of $694,184 during any twelve month calendar period shall be grounds for termination of this Agreement by DMS Corp.

            (b) Brand Contribution Percentage Maintenance. The Brand Managers shall be responsible for maintaining and growing the "Brand Contribution Percentage" (defined as Brand Contribution as a percentage of the brand's total revenue). The relative performance of the Brand's Brand Contribution Percentage, compared to the Brand Contribution Percentage of


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

all other DMS Corp. brands, will be evaluated on a regular (quarterly) basis by DMS Corp. and provided to the DMS Corp. Business Steering Committee for review. If, for three consecutive review periods, the Brand's Brand Contribution Percentage falls in the bottom 10% of the Brand Contribution Percentage achieved by all DMS Corp. brands, DMS Corp. will have the right, upon approval by the Business Steering Committee, to terminate this Agreement in accordance with the provisions of paragraph 6 hereinbelow.

      The Brand Managers, on at least 60 days' advance notice from DMS Corp., will be responsible for preparing a budget, forecasting expense items under their control for each fiscal quarter in the upcoming fiscal year. Such budget will be submitted to the DMS Corp. Business Steering Committee for approval, and such approval shall not be unreasonably withheld unless the submitted budget targets a Brand Contribution Percentage in the bottom 10% of the Brand Contribution Percentages targeted by all DMS Corp. brands.

      4.    Brand Managers' Compensation.

            (a) Contribution-Based Compensation Structure. During the term of this Agreement, the Brand Managers shall be compensated by DMS Corp. based on the revenue/Brand Contribution formula set forth in Exhibit 1, which exhibit is attached hereto and incorporated herein by reference.

            (b) Treatment of Uncollectible Accounts Receivable. DMS Corp. and/or its agents agree to make a good faith effort to collect all receivables of the Brand for a period of ninety days after billing and posting of revenues. Any receivables not collected within such ninety day period shall be written off by DMS Corp. and assigned back to the Brand Managers for further collection action. The Brand Contribution shall be calculated by increasing the expenses for the calendar month immediately following such ninety day period by 100% of the amount of receivables written off by DMS Corp. so as to compensate DMS Corp. for the uncollected amount. If any portion of such uncollected amount is collected in the future, such portion shall be included as revenue for the month in which it is received.

            (c) Cash/Equity Mix of Compensation. The Brand Managers' compensation, as determined in accordance with Exhibit 1 attached hereto, shall be paid partly in cash, and partly by the issuance to the Brand Managers of registered, unrestricted common stock


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

of DMS Corp. The cash/equity compensation to be paid by DMS Corp. to the Brand Managers is set forth in Exhibit 2, which exhibit is attached hereto and incorporated herein by reference.

            (d) Minimum Retainer; Deferred Compensation. For the services rendered by the Brand Managers pursuant to this Agreement, DMS Corp. shall pay the Brand Managers a minimum retainer in the amount of $0 per month, in arrears, payable on the 25th day of the calendar month immediately following the month for which the retainer is being paid. DMS Corp. will provide the Brand Managers with a monthly statement of the Brand Managers' total earned margin for the Brand. Any additional cash compensation, and all compensation payable in common stock of DMS Corp. to which the Brand Managers are entitled pursuant to this Agreement will be paid on a deferred basis on or about the January 15th following the year in which such compensation is earned.

            (e) Expense Reimbursement and Benefits. Expense reimbursement and benefits policies of the Brand will be determined by the Brand Managers, subject to generally accepted accounting principles and applicable tax laws and regulations. The Business Steering Committee of DMS Corp. will provide the Brand Managers with a list of guidelines as to appropriate reimbursement and benefits policies for use by the Brand Managers. In the event that a particular expense reimbursement or benefit is not clearly within the guidelines supplied by the Business Steering Committee, then the Brand Managers shall submit the issue to the Business Steering Committee for approval prior to claiming the reimbursement or benefit as a deduction by the Brand.

      Notwithstanding the foregoing, to the extent an expense is reported for the Brand which expense is determined to be (either wholly or partly) non-deductible for tax purposes, the Brand Contribution shall be reduced by adding (as an additional expense for purposes of calculating Brand Contribution) that amount of additional taxes incurred by DMS Corp. as a result of such non-deductibility.

      5. Term. The term of this Agreement shall begin as of the date of the Initial Public Offering of DMS Corp.'s common stock, and unless terminated in accordance with the provisions of paragraph 6 hereinbelow, shall terminate two
(2) years thereafter. Thereafter, this Agreement shall be automatically renewed for successive one year periods, unless the Brand Managers shall


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

give written notice to the contrary at least 90 days prior to the termination of the initial one year period or any succeeding one year period thereafter, or unless this Agreement is terminated in accordance with the provisions of paragraph 6 hereinbelow.

      6.    Termination.

            (a) Termination Rights. In addition to the provisions for termination provided elsewhere in this Agreement, this Agreement may be terminated at any time upon the mutual consent, given in writing effective upon delivery, of DMS Corp. and the Brand Managers. The Brand Managers shall have the unilateral right to give DMS Corp. notice of an intention to voluntarily withdraw from this Agreement on six months written notice. In the event of such voluntary withdrawal, or in the event of termination of this Agreement by DMS Corp. or the DMS Corp. Business Steering Committee pursuant to this paragraph 6, the right to re-issue a Brand Managers Agreement for the Brand rests solely with DMS Corp. This Agreement may also be terminated by DMS Corp. upon the happening of any of the following circumstances: (i) Brand Managers' failure to conduct all of the Brand's business through DMS Corp., its affiliates or designee as required pursuant to paragraph 2 above; (ii) failure to maintain the minimum revenue base set forth in paragraph 3(a) above; (iii) the Brand's Brand Contribution Percentage falling, for three (3) consecutive review periods, in the bottom 10% of the Brand Contribution Percentage achieved by all other DMS Corp. brands; (iv) the Brand Managers' violation of the Non-Competition Agreements dated the ____ day of _________________, 1997 between the parties hereto; or (v) conduct constituting "termination for just cause" at any time during the term of the Agreement. For purposes of this Agreement, "termination for just cause" shall mean termination for: (a) proven dishonesty in the course of managing the Brand; (b) conviction of the Brand Managers for violation of any criminal law; or (c) declaration of bankruptcy, composition of creditors, attachment of the Brand Mangers' interest or rights under this Agreement and similar occurrences.

            (b) Cure Period. Compliance with the terms of this Brand Managers Agreement shall be determined by the judgment of the Business Steering Committee of DMS Corp., except that DMS Corp. shall be solely responsible for determining whether the Agreement may be terminated pursuant to the provisions of Sections 6(a)(i), 6(a)(iv) or 6(a)(v) above.


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

Members of the Business Steering Committee will include other active brand managers engaged by DMS Corp., and the head of the Business Steering Committee will be the President of DMS Corp. In the event that the Business Steering Committee determines that the Brand Managers have defaulted in their obligations under this Agreement, the Brand Managers shall receive written notice thereof, and (except for termination by DMS Corp. under Sections 6(a)(i), 6(a)(iv) or 6(a)(v), any of which shall be grounds for immediate termination without opportunity for cure) shall be given a cure period during which the Brand Managers shall be permitted to address and rectify the default. In the case of a failure to achieve the minimum revenue base required under Paragraph 3(a) above, the Brand Managers shall be deemed to have addressed and rectified the default if, during the calendar quarter immediately following the date on which the Brand Managers receive notice of such default, the annualized revenue for the Brand equals or exceeds the minimum revenue base set forth in Paragraph 3(a). In the case of the Brand's Brand Contribution Percentage falling, for three (3) consecutive review periods, in the bottom 10% of the Brand Contribution Percentage achieved by all other DMS Corp. brands, the Brand Managers shall be deemed to have addressed and rectified the default if, during the calendar quarter immediately following the date on which the Brand Managers receive notice of such default, the Brand's Brand Contribution Percentage falls in the top 90% of the Brand Contribution Percentage achieved by all other DMS Corp. brands. In the event that the default has not been addressed and rectified within the specified cure period, as determined in the sole discretion of the Business Steering Committee, the Business Steering Committee will submit a recommendation to all brand managers that this Agreement be terminated (the "Recommendation of Termination"). Unless greater than one third of all DMS Corp. brand managers send the Business Steering Committee written objection to such termination within fourteen (14) days after the date of the Recommendation of Termination, this Agreement will be terminated immediately thereafter and the Brand Managers will be so notified in writing. Upon termination, all keys, identification materials, and proprietary information and the like will be returned to DMS Corp.

      7.    Miscellaneous.

            (a) Payment in local currency. All references to the measurement, determination or payment of money under this Agreement, are to be in the currency of the area in


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

which the Brand Managers will perform their services. The equity portion of the Brand Managers' compensation payable under this Agreement need not be listed on a stock exchange, but in the event such equities are listed, they shall be listed on such exchange as DMS Corp. shall determine in its sole discretion.

            (b) No Employment Agreement. This Agreement does not create an employer/employee relationship between the parties hereto. Except where otherwise provided in this Agreement, DMS Corp. has no right to control and direct the Brand Managers in the performance of their obligations under this Agreement. Rather, the Brand Managers are recognized as independent entities.

            (c) Binding Effect; Assignability. This Agreement shall be binding upon and shall inure to the benefit of DMS Corp. and the Brand Managers and their respective successors and/or permitted assigns. The Brand Managers shall have the right to assign their rights and obligations under this Agreement to another individual or entity with prior written approval of DMS Corp. only, which approval shall not be unreasonably withheld or delayed. The Brand Managers' request for approval of such an assignment shall include the name of the assignee; DMS Corp. shall approve such assignment unless the assignee or an affiliate of the assignee is, in the reasonable judgment of DMS Corp., a competitor of DMS Corp.

            (d) Governing Law; Severability. This Agreement shall be governed by the laws of the State of Delaware, without regard to such state's conflicts of law principles. The Brand Managers hereby agree to the personal jurisdiction of the state and federal courts in Delaware. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

            (e) Entire Agreement. This Agreement constitutes the entire Agreement between the parties as to the subject matter hereof, and will not be superseded by any prior Agreement, covenant, or law other than that imposed by the State of Delaware.

            (f) No Waiver. No waiver by DMS Corp. shall constitute a waiver as to any subsequent act and this agreement may not be amended or modified except in writing signed by the parties.


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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                              "DMS CORP."

                              DISPATCH MANAGEMENT SERVICES CORP.


                              /s/ Linda Jenkinson
                              -----------------------------------
                              Linda Jenkinson
                              Chief Executive Officer

WITNESS:                      "BRAND MANAGER"


__________________________    /s/ Jeff Appeltans
                              -----------------------------------
                              Jeff Appeltans

WITNESS:                      "BRAND MANAGER"


__________________________    /s/ Eric D. Nordberg
                              -----------------------------------
                              Eric D. Nordberg


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